Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Rimini Street, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(4)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value	Rule 457(a)	23,824,357	$4.64	$110,545,016	0.0000927	$10,247.52
	Total Offering Amounts					$110,545,016		$10,247.52
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$10,247.52

(1)	Consists of (i) 23,659,431 shares of the registrant’s common stock to be sold by the selling securityholders named herein; (ii) 137,361 shares of the registrant’s common stock issuable upon the exercise of stock options that were granted to a selling securityholder pursuant to the Rimini Street, Inc. 2013 Equity Incentive Plan, as amended and restated (the “Plan”); and (iii) 27,565 shares of the Company's common stock issuable upon the vesting and settlement into shares of common stock of outstanding restricted stock units that were granted to a selling securityholder pursuant to the Plan.
(2)	Estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock quoted on the Nasdaq Global Market on February 25, 2022.
(3)	The registration fee is calculated in accordance with Rule 457(a) of the Securities Act based on the amount of securities to be registered multiplied by the proposed maximum offering price per share.
(4)	Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.